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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  DECEMBER 29, 2000

                          SOLOMON ALLIANCE GROUP, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

        ARIZONA                        0-29973                  86-0843235
        -------                        -------                  -----------
(State or other jurisdiction        (Commission               (IRS Employer
    of incorporation)               File Number)            Identification No.)

   3025 WINDWARD PLAZA, SUITE 300 ALPHARETTA, GEORGIA                30005
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       (Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code)  770-753-3130




     ----------------------------------------------------------------------
         (Former name or former address, if changed since last report.)


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On December 29, 2000, Solomon Alliance Group, Inc. ("SAGE") acquired DRN, Inc. ("DRN") through a merger of a SAGE subsidiary into DRN. The purchase price is payable in shares of SAGE Common Stock. An aggregate of 500,000 shares of SAGE Common Stock was delivered at the closing of the transaction. The DRN shareholders will receive additional shares of SAGE Common Stock for a total value of up to $1,500,000 based on the net revenue of DRN as of June 30, 2001 and December 31, 2001. Additional "bonus" shares will be issued if DRN meets certain net revenue and gross margin goals. The exact amount of the purchase price and exact number of shares to be issued will be adjusted, in part, upon the performance of DRN following the acquisition. The purchase price was determined through arms' length negotiations among the parties.

         The DRN selling shareholders were Holger Dietze, Trevor Dearman, Sossina Tafari, Lijun Niu and Tyler Olkin. The selling shareholders are affiliated with Denwa Communications, Inc., with whom SAGE had previously executed a strategic alliance agreement. In addition, Mr. Dietze may, if he wishes, be named as a member of SAGE's Board of Directors following the completion of the merger, and Mr. Olkin was named SAGE's Vice President of Sales prior to the merger.

         David Shaheen, a consultant to SAGE, was named as a member of SAGE's Board of Directors prior to the merger.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial Statements of business acquired.

         The Registrant will file such financial statements within 60 days of the date of the acquisition discussed in this report.

         (b)      Pro forma financial information.

         The Registrant will file such financial statements within 60 days of the date of this report.

         (c)      Exhibits.

99.1 Copy of the Merger Agreement dated as of December 22, 2000 between (i) Holger Dietze, Trevor Dearman, Sossina Tafari, Lijun Niu and Tyler Olkin, (ii) DRN Inc., (iii) Solomon Alliance Group, Inc., and (iv) Solomon Acquisition Corp.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       SOLOMON ALLIANCE GROUP, INC.
                                                  (Registrant)



Date  January 8, 2001               By   /s/ Thomas I. Weston, Jr.
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                                         Thomas I. Weston, Jr., CEO